Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated September 13, 2012

Registration No. 333-183364

TRULIA, INC.

Update and Supplement to Preliminary Prospectus

Dated September 6, 2012

This free writing prospectus relates to the initial public offering of common stock of Trulia, Inc. and should be read together with the preliminary prospectus dated September 6, 2012 (the “Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form S-1 relating to this offering of our common stock. On September 13, 2012, Trulia filed Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering of our common stock (“Amendment No. 2”), which may be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1349454/000119312512391118/0001193125-12-391118-index.htm

References to “Trulia,” “we,” “us” and “our” are used in the manner described in the Preliminary Prospectus. The following information is set forth in Amendment No. 2 and supplements and updates the information contained in the Preliminary Prospectus:

On September 12, 2012, Zillow, Inc., or Zillow, filed a lawsuit against us in the United States District Court for the Western District of Washington, alleging that we infringe on one U.S. patent held by it. The lawsuit alleges that one component of our Trulia Estimates feature infringes upon Zillow’s patent insofar as Trulia Estimates allows homeowners to claim their homes and provide additional information about the properties, which enables us to update the valuation estimates for such properties. We started offering our Trulia Estimates feature in 2011. Zillow is seeking declaratory judgment that its patent is valid and enforceable, a permanent injunction against the alleged infringement, compensatory damages, and attorneys’ fees. This litigation could cause us to incur significant expenses and costs. In addition, the outcome of any litigation is inherently unpredictable, and as a result of this litigation, we may be required to pay damages; an injunction may be entered against us that requires us to change our Trulia Estimates feature; or a license or other right to continue to deliver an unmodified version of Trulia Estimates may not be made available to us at all or may require us to pay ongoing royalties and comply with unfavorable terms. Any of these outcomes could harm our business. Even if we were to prevail, this litigation could be costly and time-consuming, could divert the attention of our management and key personnel from our business operations, and may discourage consumers, real estate professionals, and advertisers from using our marketplace.

Based upon our preliminary review of the patent identified in the complaint, we believe we have meritorious defenses to Zillow’s claims. We intend to vigorously defend the lawsuit.

Trulia has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents Trulia has filed with the SEC for more complete information about Trulia and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from J.P. Morgan Securities LLC by calling toll-free at (866) 803-9204 or from Deutsche Bank Securities Inc. by calling toll-free at (800) 503-4611.